UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 2, 2008

Date of Report (Date of earliest event reported)

Macrovision Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	_______________________	261739297
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Macrovision Solutions Corporation (the “Registrant”) is submitting this Current Report on Form 8-K in order to identify itself as the successor issuer to Macrovision Corporation (“Macrovision”), pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Completion of Share Exchange

As previously reported by the Registrant on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2008, on May 2, 2008, pursuant to the Agreement and Plan of Mergers (the “Merger Agreement”), dated as of December 7, 2007, by and among the Registrant (previously referred to as Saturn Holding Corp), Macrovision, Gemstar-TV Guide International, Inc. (“Gemstar-TV Guide”), Mars Merger Sub, Inc. (“Mars Merger Sub”) and Galaxy Merger Sub, Inc. (“Galaxy-Merger Sub”); Mars Merger Sub merged with and into Macrovision with Macrovision as the surviving corporation and Galaxy Merger Sub merged with and into Gemstar-TV Guide with Gemstar-TV Guide as the surviving corporation (collectively the “Mergers”). As a result of the Mergers Macrovision and Gemstar-TV Guide each are now wholly owned subsidiaries of the Registrant.

The Macrovision Common Stock was registered pursuant to Section 12(b) of the Exchange Act and quoted on the Nasdaq Global Select Market and the Gemstar-TV Guide Common Stock was registered pursuant to Section 12(b) of the Exchange Act and quoted on the Nasdaq Global Select Market. Gemstar-TV Guide has delisted its Common Stock from the Nasdaq Global Select Market and has filed a Form 15 with the SEC to terminate registration, under the Exchange Act, of the Gemstar-TV Guide Common Stock. Macrovision has transferred its Common Stock to the Registrant as the successor entity.

Pursuant to Rule 12g-3(c) under the Exchange Act, the Registrant’s Common Stock is deemed to be registered under Section 12(g) of the Exchange Act. The Registrant’s Common Stock has been approved for quotation on the Nasdaq Global Select Market and trades under the symbol “MVSN”.

The foregoing descriptions are qualified in their entirety by reference to the Form 8-K filed by the Registrant with the SEC on May 5, 2008 and is incorporated by reference herein.

Description of Registrant’s Capital Stock

The following summary of the material terms of the Registrant’s capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law and is qualified in its entirety by reference to the Registrant’s Certificate of Incorporation, as amended, and the Registrant’s Bylaws which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, on this Form 8-K and incorporated herein by reference.

Common Stock

The Registrant is authorized to issue up to 250 million shares of Common Stock.

Each holder of Common Stock of the Registrant will be entitled to one vote per share. Subject to the rights, if any, of the holders of any series of Preferred Stock if and when issued and subject to applicable law, all voting rights are vested in the holders of shares of the Registrant’s Common Stock. Holders of shares of the Registrant’s Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Registrant, the holders of the Registrant’s Common Stock will be entitled to share equally in any of the assets available for distribution after the Registrant has paid in full all of its debts and after the holders of all series of the Registrant’s outstanding Preferred Stock have received their liquidation preferences in full.

The issued and outstanding shares of the Registrant’s Common Stock are fully paid and nonassessable. Holders of shares of the Registrant’s Common Stock are not entitled to preemptive rights. Shares of the Registrant’s Common Stock are not convertible into shares of any other class of capital stock.

Preferred Stock

The Registrant’s board of directors is authorized, without further stockholder action, to issue up to 5 million shares of Preferred Stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series. In addition, the board of directors of the Registrant is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock.

Subject to the determination of the Registrant’s board of directors in any certificate of designations for a series of Preferred Stock, the Registrant’s Preferred Stock would generally have preference over the Registrant’s Common Stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of the Registrant.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibit Number	Description

3.1	Certificate of Incorporation, as amended, of Macrovision Solutions Corporation (Incorporated by reference from Annex F of the Joint Proxy Statement-Prospectus included in Macrovision Solutions Corporation’s Registration Statement on Form S-4 (File No. 333-148825)).

3.2	Bylaws of Macrovision Solutions Corporation (Incorporated by reference from Annex G of the Joint Proxy Statement-Prospectus included in Macrovision Solutions Corporation’s Registration Statement on Form S-4 (File No. 333-148825)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Macrovision Solutions Corporation
(Registrant)

Date: September 12, 2008	By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel

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